Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

brock@bankofsmithtown.net

PRESS RELEASE

Release Date: January 26, 2005

Contact: Ms. Judith Barber	News Contact:	Peter Hamilton
Corporate Secretary		Rubenstein Associates
		(work)	212-843-8015
		(home)	631-928-8437
		(cell)	516-375-6434

SMITHTOWN BANCORP ANNOUNCES

FOURTH QUARTER EARNINGS

Record earnings of $10 million for 2004

ROE tops 20%

for eighth consecutive year

Loans increase by 24.19%

Smithtown, NY, January 26, 2005 - Smithtown Bancorp, the parent company of Bank of Smithtown, today announced that the company had earnings of $2,660,572 for the fourth quarter of 2004, or $.45 per share. These earnings per share reflect a 9.76% increase over the same period last year.

For the year, Smithtown Bancorp earned $10,011,002, a record level of earnings for the bank’s 95-year history. This marks the company’s tenth consecutive year of record earnings.

These earnings also reflect earnings per share for the year of $1.69, an 11.92% increase over EPS for the prior year.

Return on average equity was 23.37%, the eighth year in a row that ROE has exceeded 20%. This rate of return is almost twice that of national and statewide peer group averages. Return on average assets was 1.58%, substantially higher than the .87% rate of return among all commercial banks in New York State.

Assets finished the year at $677.0 million. The growth in assets and the growth in earnings were fueled by another very strong year of loan growth. During 2004, loans grew by $111.2 million to $570.8 million at year-end, representing growth of 24.19%. Over the last 10 years, the company’s loans have grown at a remarkable average rate of 22.67% per year.

Asset quality remained strong. For the second year in a row at year-end, nonperforming loans and ORE both stood at $0. Also for the second consecutive year, net charge-offs were less than $0, with recoveries having exceeded charge-offs by approximately $23,000.

Deposits ended the year at $515.5 million. Deposits declined by $33.3 million during the fourth quarter, from $548.8 million to $515.5 million. Nonetheless, deposits increased for the year by $34.2 million, representing a 7.11% increase. The fourth quarter decline was a result of the bank’s decision not to match the very high rates being paid by some competitors on certain interest-bearing deposits. The bank’s Chairman, President & Chief Executive Officer, Bradley E. Rock, commented: “We are always trying to balance growth with profitability. Toward the end of the fourth quarter, some competitors were paying rates that were considerably higher than what funds with the same maturities were available for in the wholesale markets. So, we decided not to compete with this irrational market pricing, and through normal attrition allowed some of those deposits to roll off the balance sheet in favor of saving the interest costs now and in the future years that we would have been locked into paying those rates.”

Mr. Rock further commented that those deposit trends have already rebounded in January with more than $52 million in new deposits having been collected so far this month. This increase is attributable in part to the opening of the new branch on Motor Parkway in Hauppauge, and in part to a new CD promotional campaign that is now better aligned with wholesale and retail interest rates.

Over the course of the past five years, Bank of Smithtown has had average deposit growth of 20.13% per year.

During 2004, the company continued to fare well in other areas of performance also. Net interest margin was 4.47%, almost a full 50 basis points higher than peer group averages. The company also continued to maintain a strong record for expense control with an efficiency ratio at year-end of 48.89%.

Bank of Smithtown presently has 12 branches located mostly along the north shore of Suffolk County. The bank’s two most recently opened branches are located on Route 25A in Miller Place and at 100 Motor Parkway in Hauppauge. The bank expects to open two more branches during the first half of the coming year, with its Port Washington office opening late in the first quarter and the Bohemia office opening late in the second quarter. The Port Washington office will be the bank’s first branch in Nassau County.

During this past December, the company opened its new corporate headquarters and operations center at 100 Motor Parkway in Hauppauge. Mr. Rock commented: “This move consolidated all of our support staff in one location and will provide us with better back office capabilities to support our continued growth in the future.”

The market value of the company’s shares was up by more than 46% during 2004. Over the past ten years, the market value of the company’s stock has risen by more than 1,900%. The company’s shares are traded on NASDAQ under the symbol “SMTB”.

Last year, on May 7th the company’s stock split “2-for-1”. It was the company’s fourth two-for-one stock split in the last six years.

A little over a year ago, USA Today ranked Smithtown Bancorp among its top ten “aggressive” stock picks in the nation. At various times in the past, U.S. Banker magazine and SNL Securities have ranked the company as the #1 community bank its size in the country. Long Island Business News recently named Brad Rock, the company’s Chairman & CEO, as one of the 100 “most influential” Long Islanders. Among other positions, Mr. Rock currently serves as Chairman of the Government Relations Council of the American Bankers Association, the trade association which represents banks of all sizes throughout the United States.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except share and per share data)

	For the Twelve Months Ended December 31,
	2004	2003
Interest Income
Interest on loans	$34,112,816	$27,385,991
Interest on balances due from banks	2,398	915
Interest on federal funds sold	140,403	91,477
Interest and dividends on investment securities:
Taxable:
Obligations of U.S. government agencies	972,485	659,605
Mortgage - backed securities	285,915	578,360
Other securities	245,378	525,899

Subtotal	1,503,778	1,763,864
Exempt from federal income taxes
Obligations of state & political subdivisions	686,513	861,714
Other interest income	83,939	66,534

Total interest income	36,529,847	30,170,495

Interest Expense
Money market accounts (including savings)	2,596,577	1,976,246
Time deposits $100,000 and over	2,187,058	1,508,018
Other time deposits	3,490,419	2,703,233
Other borrowings	2,072,307	1,503,733

Total interest expense	10,346,361	7,691,230

Net interest income	26,183,486	22,479,265
Provision for loan losses	196,297	763,113

Net interest income after provision for loan losses	25,987,189	21,716,152

Other Non - Interest Income
Trust department income	439,295	581,467
Service charges on deposit accounts	1,707,268	1,783,028
Other income	1,936,732	1,605,631
Net gain on sales of investment securities	436,846	108,745

Total other non - interest income	4,520,141	4,078,871

Other Operating Expenses
Salaries	7,128,627	4,851,400
Pension and other employee benefits	1,626,443	1,307,863
Net occupancy expense of bank premises	1,688,125	1,497,003
Furniture and equipment expense	1,227,845	1,079,961
Other operating expense	3,182,363	2,698,815

Total other operating expense	14,853,403	11,435,042

Income before income taxes	15,653,927	14,359,981
Provision for income taxes	5,642,925	5,261,355

Net Income	$10,011,002	$9,098,626

Basic and Diluted Earnings Per Share	$1.69	$1.51
Cash dividends declared	$0.20	$0.18
Weighted average shares outstanding	5,935,210	6,027,440
Comprehensive Income	$9,635,838	$8,785,060

SMITHTOWN BANCORP

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

	As of
	December 31, 2004	December 31, 2003
Assets
Cash and due from banks	$8,581,562	$9,383,247
Federal funds sold	1,051,678	5,382,026
Investment securities:
Investment securities held to maturity
Mortgage - backed securities	165,388	293,055
Obligations of state and political subdivisions	1,418,462	1,700,323

Total investment securities held to maturity (Estimated fair value $1,631,000 in 2004 and $2,091,332 in 2003)	1,583,850	1,993,378

Investment securities available for sale
Obligations of U.S. government agencies	30,192,467	25,094,497
Mortgage - backed securities	4,975,557	8,120,100
Obligations of state and political subdivisions	13,585,584	17,745,735
Other securities	3,005,000	6,324,238

Total investment securities available for sale (at estimated fair value)	51,758,608	57,284,570

Total investment securities	53,342,458	59,277,948

Restricted securities	5,554,620	2,162,096

Loans	570,838,871	459,677,553
Less: unearned discount	16,972	47,183
reserve for possible loan losses	4,912,394	4,760,805

Loans, net	565,909,505	454,869,565
Bank premises and equipment	15,365,598	10,287,727

Other assets
Cash surrender value - bank owned life insurance	16,942,104	16,288,124
Other	10,255,356	7,434,667

Total Assets	$677,002,881	$565,085,400

Liabilities
Deposits:
Demand (non-interest bearing)	$91,683,284	$85,604,168
Money market	164,878,232	150,583,706
NOW	32,434,201	41,816,900
Savings	55,257,418	50,892,176
Time	171,278,311	152,434,072

Total deposits	515,531,446	481,331,022
Dividend payable	296,190	267,681
Other borrowings	99,500,000	31,000,000
Subordinated debt	11,000,000	11,000,000
Other liabilities	3,732,361	2,308,226

Total liabilities	630,059,997	525,906,929

Stockholders’ Equity
Common Stock - $.01 par value (15,000,000 shares authorized; 7,167,280 shares issued)	71,673	4,479,550
Additional Paid in Capital	4,407,877	—
Retained earnings	52,480,787	43,656,258
Accumulated other comprehensive income	44,910	420,074

Total	57,005,247	48,555,882
Less: treasury stock (1,243,554 and 1,218,806 shares at cost)	10,062,363	9,377,411

Total stockholders’ equity	46,942,884	39,178,471
Total liabilities and stockholders’ equity	$677,002,881	$565,085,400